TEMPUR SEALY CLOSES BANK FINANCING

LEXINGTON, KY, May 14, 2020 – Tempur Sealy International, Inc. (NYSE: TPX, “Company” or “Tempur Sealy”) announced today that it has successfully obtained an incremental borrowing of $200 million.

The Company entered into an incremental 364-day $200 million term loan (the “364-Day Loan”) among several banks and other financial institutions, including JPMorgan Chase Bank, N.A., as administrative agent. The additional financing provided under the 364-Day Loan enhances the Company’s liquidity during the unprecedented global impact of COVID-19. The Company intends to use the proceeds of the 364-Day Loan to repay borrowings under its existing $425 million revolving credit facility thus providing increased capacity under its current line of credit. The Company’s existing credit agreement (the “Credit Agreement”) was amended to accommodate the 364-Day Loan. Although no financial covenants were amended, the Company has agreed under the amendment to the Credit Agreement to certain additional restrictive provisions, including limitations on the Company’s ability to repurchase shares and make certain investments for the duration of the 364-Day Loan. The 364-Day Loan may be prepaid with no penalty at any time, at which point all terms revert to those of the original Credit Agreement, including the Company’s ability to repurchase shares and make certain investments.

“We believe that our previous liquidity position was adequate based on current and expected market conditions,” said Tempur Sealy Chairman and CEO Scott Thompson. “However, given the future uncertainty of the COVID-19 crisis, we worked with our commercial bank group to proactively secure the 364-Day Loan. Our bid to borrow the additional $200 million was over-subscribed by 50%. The over-subscription speaks to the banking community’s confidence in Tempur Sealy and its ability as a worldwide leader in the manufacturing and marketing of bedding products to address the current crisis and possibly emerge in an even stronger competitive position within the industry.”

Additional details regarding the 364-Day Loan will be available in Tempur Sealy’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release may be deemed to include statements that are “forward-looking” within the meaning of the federal securities laws, which include information concerning one or more of the Company’s plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words “intends”, “believes” and variations of such words or similar expressions are intended to identify such statements. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Other potential risk factors include the risk factors discussed under the heading “Risk Factors” in Part I, ITEM 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and in Part II, ITEM 1A of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. There may be other factors that may cause actual results to differ materially from the forward-looking statements contained herein. The Company undertakes no obligation to update any forward-looking statement contained herein to reflect events or circumstances after the date on which such statement is made.

About Tempur Sealy International, Inc.
Tempur Sealy International, Inc. (NYSE: TPX) develops, manufactures, and markets mattresses, foundations, pillows and other products. The Company’s products are sold worldwide through third-party retailers, its own stores, and online. The Company's brand portfolio includes many highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy® featuring Posturepedic® Technology, and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Investor Relations Contact
Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com